Exhibit 99.1

TransAtlantic Petroleum Provides an Operations Update and Announces Payment of Dividend on its Series A Preferred Shares

Hamilton, Bermuda (January 7, 2019) – TransAtlantic Petroleum Ltd. (TSX: TNP) (NYSE American: TAT) (the “Company” or “TransAtlantic”) today provided an operations update and announced the payment of the fourth quarter of 2018 dividend on the Company’s 12.0% Series A Convertible Redeemable Preferred Shares (“Series A Preferred Shares”) in its Common Shares, par value $0.10 per share (“Common Shares”).

Operations Update

During the fourth quarter of 2018, the Company’s net wellhead production averaged 3,486 BOE per day, up 4.1% from the previous quarter and up 8.5% from the fourth quarter of 2017. The increase was primarily due to an increase in production from the successful Yeniev discovery in southeastern Turkey.

Southeastern Turkey

Molla

Yeniev Field

Both the Yeniev-1 and West Yeniev-1 wells continue flowing naturally with little water.

In November 2018, the Company spud the East Yeniev-1 appraisal well to further delineate the structure. The well was drilled to a total measured depth of 9,900 feet and encountered hydrocarbon shows in the Mardin and Bedinan formations. Completion operations began on January 7, 2019.

Other

The Blackeye-1 well is currently rigging up with an anticipated spud by January 10, 2019. This exploration well will target the Mardin and Bedinan formations in the Company’s East Molla license.

Selmo

The Company has commenced operations in the Selmo-1 well to re-enter and test the Permian formation. In the history of the Selmo field, two wells have drilled to this formation, and both wells tested oil and natural gas; however, during the years that these deep tests occurred, shallow Sinan Dolomite formation production was prioritized. The Company’s recompletion objective for the Selmo-1 well is to determine the productivity of the Permian formation. The Company expects to complete the well in the first quarter of 2019.

Northwestern Turkey

Thrace Basin BCGA

We continue to evaluate our prospects in the Thrace Basin’s Basin Center Gas Accumulation (“Thrace Basin BCGA”) in light of the recent production test results at the Yamalik-1 exploration well operated by Valeura Energy Inc. (“Valeura”) with their partner Equinor ASA (formerly Statoil ASA) (“Equinor”). The Yamalik-1 exploration well is located on a license directly adjacent to our 120,000 net acres in the Thrace Basin of which we believe approximately 50,000 net acres (100% working interest, 87.5% net revenue interest) is in the Thrace Basin BCGA and analogous to the Valeura and Equinor acreage.

Subsequent to drilling and testing of the Yamalik-1 well, the joint venture between Valeura and Equinor announced a three-well program, which is currently ongoing.

Bulgaria

The Company commenced the side-track and re-drilling of the Deventci R-1 well in December 2018. Operations are ongoing, and the Company expects to complete the well in the first quarter of 2019.

Payment of Dividend on Series A Preferred Shares

On December 31, 2018, the Company paid the quarterly dividend on its Series A Preferred Shares in its Common Shares, as permitted by the Certificate of Designations for the Series A Preferred Shares.

About TransAtlantic

The Company is an international oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and natural gas. The Company holds interests in developed and undeveloped properties in Turkey and Bulgaria.

(NO STOCK EXCHANGE, SECURITIES COMMISSION, OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward-Looking Statements

This news release contains statements concerning the Company’s drilling program, the evaluation of the Company’s prospects in southeastern Turkey, the Thrace Basin in northwestern Turkey, and Bulgaria, the drilling, completion, and cost of wells, and the production and sale of oil and natural gas, as well as other expectations, plans, goals, objectives, assumptions, and information about future events, conditions, results of operations, and performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates, and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include, but are not limited to, access to sufficient capital; market prices for natural gas, natural gas liquids, and oil products; estimates of reserves and economic assumptions; the ability to produce and transport natural gas, natural gas liquids, and oil products; the results of exploration and development drilling and related activities; economic conditions in the countries and provinces in which the Company carries on business, especially economic slowdowns; actions by governmental authorities; receipt of required approvals; increases in taxes; legislative and regulatory initiatives relating to fracture stimulation activities; changes in environmental and other regulations; renegotiations of contracts; political uncertainty, including actions by insurgent groups or other conflict; outcomes of litigation; the negotiation and closing of material contracts; and other risks described in the Company’s filings with the Securities and Exchange Commission.

The forward-looking statements or information contained in this news release are made as of the date hereof, and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events, or otherwise, unless so required by applicable securities laws.

Note on BOE

Barrels of oil equivalent, or BOE, are derived by the Company by converting natural gas to oil in the ratio of six thousand cubic feet of natural gas (“MCF”) to one stock tank barrel, or 42 U.S. gallons liquid volume (“BBL”), of oil. A BOE conversion ratio of six MCF to one BBL is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. BOE may be misleading, particularly if used in isolation.

Contacts:

Chad D. Burkhardt

Vice President, General Counsel and Corporate Secretary

(214) 265-4705

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

http://www.transatlanticpetroleum.com

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